EXHIBIT 99.1
Contacts:	Rebecca Geier Director, Investor Relations/Corp. Comm. (512) 683-5325

National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Company Reports Record Q4 Revenue of $181.5 Million; Up 14 Percent Year-Over-Year

AUSTIN, Texas - Jan. 30, 2007 - National Instruments (Nasdaq: NATI) reported record quarterly revenue in the fourth quarter of $181.5 million, a 14 percent increase over Q4 2005. Geographically, revenue in U.S. dollar terms for Q4 2006 compared to Q4 2005 was up 13 percent in the Americas, up 15 percent in Europe and up 13 percent in Asia, equaling overall growth of 14 percent. In local currency terms, revenue was up 12 percent in Europe and up 10 percent in Asia.

Revenue from our instrument control products declined by 5% Y-O-Y in Q4, compared to a 1% Y-O-Y increase in Q3. We believe this slow down in instrument control reflects a stronger compare with Q4 2005 and the recent slowdown in the traditional test and semiconductor capital equipment markets. Instrument control now represents 10% of our revenue down from 12% in Q4 last year. The net Y-O-Y impact of acquisitions on revenue this quarter is immaterial at $500k.

The remainder of our product portfolio, ie our virtual instrument products had 16% Y-O-Y organic revenue growth, the strongest performance of the year. The continued strong organic growth of our virtual instrument products, despite the slow down in the Global PMI, validates our strategy of heavy investment in R&D to drive new product success.

Generally Accepted Accounting Principles (GAAP) fully diluted earnings per share (EPS) for Q4 2006 was 30 cents with record GAAP net income of $24.4 million. Non-GAAP fully diluted EPS was 34 cents with record non-GAAP net income of $28 million, up 23 percent from Q4 2005. The company's non-GAAP results exclude the impact of both stock-based compensation under the new accounting standard SFAS123R and the amortization of acquisition-related intangibles.

For 2006, revenue totaled $660 million, up 15.5 percent year-over-year in USD terms and 16.1 percent year-over-year in local currency. GAAP fully diluted EPS for 2006 was 89 cents with record annual net income of $72.7 million, an 18 percent increase over 2005. Non-GAAP fully diluted EPS for 2006 was $1.06 with record annual net income of $87 million, a 35 percent increase over 2005. For the year, non-GAAP operating margin increased to 16 percent from 14 percent in 2005 and 12 percent in 2004. GAAP operating margin for 2006 was 13.3 percent.

"I would like to thank all NI employees for another record year in 2006, turning in the 29th year of growth in the company's 30-year history," said Dr. James Truchard, NI president and CEO. "We made significant progress in 2006 in system-level design in both virtual instrumentation and in embedded industrial applications with the success of advanced technologies for graphical system design such as LabVIEW FPGA."

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National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 30, 2007

The company announced today that the board of directors increased the quarterly dividend by 1 cent to 7 cents per common share payable on March 5, 2007, to shareholders of record on Feb. 12, 2007. The company also announced today that the board of directors has approved a new share repurchase plan that increases the number of shares of common stock that the company is authorized to repurchase from 1.5 million to 3 million. As of Dec. 31, 2006, the company had $250 million in net cash and short-term investments, up from $223 million on Sept. 30, 2006.

Q4 2006 Highlights

  Record quarterly revenue of $181.5 million, up 14 percent year-over-year
  GAAP net income of $24.4 million, up 17 percent year-over-year
  Non-GAAP net income of $28 million, up 23 percent year-over-year
  Record revenue of software, data acquisition, distributed I/O, modular instruments, PXI, signal conditioning, and machine vision products
  Cash and short-term investments of $250 million
  NI CompactDAQ, USB data acquisition platform named Best in Test by Test & Measurement World magazine

FY 2006 Highlights

  Record annual revenue of $660 million, up 15.5 percent year-over-year
  Record GAAP annual net income of $73 million, up 18 percent year-over-year
  Record non-GAAP annual net income of $87 million, up 35 percent year-over-year
  NI named to FORTUNE magazine's 100 Best Companies to Work For list for eighth consecutive year
  LabVIEW 8.20, 20th anniversary edition expands software platform for design, control and test applications

"I am pleased with the very strong financial performance of the company in 2006, with record revenue, record net income and very strong cash flow," said NI CFO Alex Davern. "While we expect the industrial economy to be weaker in the first half of 2007 than it was last year, we still expect to see record revenue and record GAAP and non-GAAP net income in 2007."

Guidance for Q1 2007
In recent years, the seasonal pattern has been for NI revenue to decrease 5 percent to 7 percent sequentially in the first quarter from the NI seasonal revenue peak in Q4. As a result, in recent years approximately 19 percent of the company's annual non-GAAP net income has been recorded in the first quarter and over one-third has been recorded in Q4.

As a result for Q1 2007, NI currently expects revenue to be in the range of $167 million to $175 million, compared to revenue of $155 million in Q1 last year. Additionally, for Q1 2007, the company expects GAAP fully diluted EPS to be in the range of 18 cents to 23 cents per share compared to 15 cents in Q1 last year. The company also expects non-GAAP fully diluted EPS to be in the range of 22 cents to 27 cents per share compared to 20 cents in Q1 last year.

In Q1 2007, the company expects the impact of stock-based compensation and the impact of the amortization of acquisition-related intangibles to be 4 cents per share. A reconciliation of the company's Q1 2007 guidance on a GAAP basis to its guidance on a non-GAAP basis is included as part of this press release.

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National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 30, 2007

Non-GAAP Earnings Presentation and Non-GAAP Earnings Guidance
In addition to disclosing results determined in accordance with GAAP, the company also discloses non-GAAP operating results that exclude certain charges. In this press release, the company has presented its results for Q4 2006, the full year and its guidance for Q1 2007 on a GAAP and non-GAAP basis. When presenting non-GAAP results, the company includes a reconciliation of the non-GAAP results to the results under GAAP as part of the press release. For 2004, there was no difference between the company's GAAP and non-GAAP results.

Management believes that including the non-GAAP results assists investors in assessing the company's operational and cash-flow performance. The company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and they should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets and to allocate resources. Management also considers such non-GAAP results to be an important supplemental measure of its performance.

In line with common industry practice and to help enable comparability with other technology companies, the company's non-GAAP presentation excludes the impact of both stock-based compensation under the new accounting standard SFAS123R and the amortization of acquisition-related intangibles. Other companies may calculate non-GAAP results differently than the company, limiting its usefulness as a comparative measure.

Interested parties can listen to a conference call today, Jan. 30, 2007, beginning at 4:00 p.m. CST, at www.ni.com/call. Replay information is available by calling (719) 457-0820, confirmation code #6931145 from Jan. 30, 2007, at 7:00 p.m. CST, through Feb. 6, 2007, at 12:00 a.m. CST.

This release contains "forward-looking statements," including statements related to the expectation of a weaker industrial economy, year-over-year revenue growth and record GAAP and non-GAAP net income in 2007; seasonal pattern continuing in Q1 2007; estimated Q1 2007 EPS impact of stock-based compensation and acquisition-related intangibles; expected revenue for Q1 2007; and estimated Q1 2007 GAAP and non-GAAP EPS. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company's future performance.

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National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 30, 2007

About National Instruments
National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 25,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 10 percent of revenue. Headquartered in Austin, Texas, NI has more than 4,000 employees and direct operations in nearly 40 countries. For the past eight years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company's investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati.

The condensed consolidated balance sheets and statements of income follow.

LabVIEW, National Instruments, NI, ni.com and NI CompactDAQ are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 30, 2007

National Instruments
Condensed Consolidated Balance Sheets
(in thousands)

	December 31	December 31
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$100,287	$55,864
Short-term investments	150,190	119,846
Accounts receivable, net	118,594	95,733
Inventories, net	77,138	62,827
Other current assets	32,244	28,036
Total current assets	478,453	362,306

Property and equipment, net	145,425	144,330
Goodwill, net	53,343	52,533
Intangibles, net	40,065	43,602
Other long-term assets	5,293	5,565
Total assets	$722,579	$608,336

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$33,360	$30,832
Accrued expenses and other liabilities	70,581	56,788
Total current liabilities	103,941	87,620

Deferred income taxes, net	21,956	16,866
Total liabilities	125,897	104,486

Stockholders' equity:
Preferred stock	-	-
Common stock	799	793
Additional paid-in capital	109,851	91,430
Deferred stock-based compensation	-	(16,547)
Retained earnings	483,533	429,859
Other	2,499	(1,685)
Total stockholders' equity	596,682	503,850
Total liabilities and stockholders' equity	$722,579	$608,336

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National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 30, 2007

National Instruments
Condensed Consolidated Statements of Income
(in thousands, except per-share data)
(unaudited)

Three Months
Ended December 31
		2006				2005

	GAAP	Amortization	Stock-Based	Non-GAAP	GAAP	Amortization	Stock-Based	Non-GAAP
		of Acquisition	Compensation			of Acquisition	Compensation
		Intangibles				Intangibles
Net sales	$ 181,453	$ -	$ -	$ 181,453	$ 159,661	$ -	$ -	$ 159,661
Cost of sales	45,538	(685)	(133)	44,720	42,339	(615)	(101)	41,623
Gross profit	135,915	685	133	136,733	117,322	615	101	118,038

Sales and marketing	62,613	(114)	(1,635)	60,864	54,327	(104)	(500)	53,723
Research and development	29,974	(9)	(1,315)	28,650	24,369	(20)	(598)	23,751
General and administrative	14,221	-	(625)	13,596	11,988	-	(345)	11,643
Patent litigation	491	-	-	491	44	-	-	44
Total operating expenses	107,299	(123)	(3,575)	103,601	90,728	(124)	(1,443)	89,161

Operating income	28,616	808	3,708	33,132	26,594	739	1,544	28,877

Interest income	1,949	-	-	1,949	1,017	-	-	1,017
Foreign currency gain/(loss)	545	-	-	545	(396)	-	-	(396)
Other income, net	(83)	-	-	(83)	96	-	-	96

Income before income taxes	31,027	808	3,708	35,543	27,311	739	1,544	29,594
Provision for income taxes	6,593	256	670	7,519	6,353	177	364	6,894

Net income	$ 24,434	$ 552	$ 3,038	$ 28,024	$ 20,958	$ 562	$ 1,180	$ 22,700

Earnings per share:
Basic	$0.31			$0.35	$0.27			$0.29
Diluted	$0.30			$0.34	$0.26			$0.28

Weighted average shares outstanding:

Basic	79,767			79,767	78,505			78,505
Diluted	81,524			81,524	80,821			80,821

Dividends declared per share	$0.06			$0.06	$0.05			$0.05

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National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 30, 2007

National Instruments
Condensed Consolidated Statements of Income
(in thousands, except per-share data)

Year Ended
December 31
		2006				2005
		(unaudited)
	GAAP	Amortization	Stock-Based	Non-GAAP	GAAP	Amortization	Stock-Based	Non-GAAP
		of Acquisition	Compensation			of Acquisition	Compensation
		Intangibles				Intangibles
Net sales	$ 660,407	$ -	$ -	$ 660,407	$ 571,841	$ -	$ -	$ 571,841
Cost of sales	170,326	(2,710)	(598)	167,018	149,309	(1,459)	(101)	147,749
Gross profit	490,081	2,710	598	493,389	422,532	1,459	101	424,092

Sales and marketing	235,072	(456)	(6,008)	228,608	211,280	(294)	(500)	210,486
Research and development	113,095	(36)	(5,201)	107,858	87,841	(198)	(598)	87,045
General and administrative	53,664	-	(2,333)	51,331	46,530	-	(345)	46,185
Patent litigation	528	-	-	528	(1,331)	-	-	(1,331)
Total operating expenses	402,359	(492)	(13,542)	388,325	344,320	(492)	(1,443)	342,385

Operating income	87,722	3,202	14,140	105,064	78,212	1,951	1,544	81,707

Interest income	6,847	-	-	6,847	3,758	-	-	3,758
Foreign currency (loss)	740	-	-	740	(1,566)	-	-	(1,566)
Other income, net	(7)	-	-	(7)	276	-	-	276

Income before income taxes	95,302	3,202	14,140	112,644	80,680	1,951	1,544	84,175
Provision for income taxes	22,594	1,014	2,403	26,011	19,163	468	364	19,995

Net income	$ 72,708	$ 2,188	$ 11,737	$ 86,633	$ 61,517	$ 1,483	$ 1,180	$ 64,180

Earnings per share:
Basic	$0.91			$1.09	$0.78			$0.82
Diluted	$0.89			$1.06	$0.76			$0.79

Weighted average shares outstanding:

Basic	79,519			79,519	78,552			78,552
Diluted	81,519			81,519	80,910			80,910

Dividends declared per share	$0.24			$0.24	$0.20			$0.20

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National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 30, 2007

Reconciliation of GAAP to non-GAAP Guidance for Q1 2007
Diluted Net Earnings per Share

Q1 2007
Range of diluted GAAP net earnings per share	$0.18-0.23
Estimated stock-based compensation and amortization of acquired intangibles	0.04
Range of diluted non-GAAP net earnings per share	$0.22-0.27

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